Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

PRECISION CASTPARTS CORP.,

STAR ACQUISITION, LLC

AND

SPS TECHNOLOGIES, INC.

Dated as of August 16, 2003

i

EXHIBITS

Exhibit A-1	Form of Voting Agreement
Exhibit A-2	Form of Revocable Voting Agreement
Exhibit B	Form of Affiliate Letter

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2003, is made by and among Precision Castparts Corp., an Oregon corporation (“Parent”), Star Acquisition, LLC, a Pennsylvania limited liability company of which Parent is the sole member (“Acquisition Sub”), and SPS Technologies, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger (the “Merger”) of the Company with and into Acquisition Sub on the terms and conditions set forth in this Agreement (defined terms having the meanings indicated in Article VII) and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) and the Pennsylvania Limited Liability Company Law of 1994, as amended (the “PLLCL”);

WHEREAS, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that the Merger is advisable and in the best interests of the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the managers of Acquisition Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, to induce Parent to enter into this Agreement, certain shareholders of the Company are each entering into a voting agreement in the form attached hereto as Exhibit A-1 or Exhibit A-2 (collectively, the “Voting Agreements”);

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Acquisition Sub in accordance with the PBCL and the PLLCL, whereupon the separate existence of the Company shall cease, and Acquisition Sub shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania, and the separate limited liability company existence of Acquisition Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the PBCL and the PLLCL.

(b)           The Certificate of Organization of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Organization of the Surviving Entity until thereafter amended as provided by law and such Certificate of Organization, and the Operating Agreement of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter amended as provided by applicable Law, by such Certificate of Organization or by such Operating Agreement.

1.2           Effective Time.  As promptly as practicable after all of the conditions set forth in Article V shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the appropriate parties shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL and the PLLCL and shall take such other and further actions as may be required by applicable law to make the Merger effective.  The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the “Effective Time”.

1.3           Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Stoel Rives LLP, 900 S.W. Fifth Avenue, Portland, Oregon 97204, at such time and on a date to be specified by the parties, which shall be no later than the fifth Business Day following the date on which the last of the conditions set forth in Article V hereof shall be satisfied or waived in accordance with this Agreement (other than conditions which by their terms are required to be satisfied or waived at the Closing, including, without limitation, the conditions set forth in Sections 5.2(e), 5.2(j) and 5.3(c)) (the “Closing Date”) or (b) at such other place, time and date as Parent and the Company may agree.

1.4           Managers and Officers.  The managers and officers of Acquisition Sub immediately prior to the Effective Time shall, immediately after the Effective Time, be the managers and officers of the Surviving Entity, each to hold office in accordance with the Certificate of Organization and Operating Agreement of the Surviving Entity.

1.5           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub or the Company:

(a)           Excluded Shares.  Each Company Share owned by the Company or any Company Subsidiary or by Parent, Acquisition Sub, or any Parent Subsidiary immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and extinguished and no payment or distribution shall be made with respect thereto.

(b)           Merger Consideration.  Subject to the further provisions of this Section 1.5, each Company Share, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive:  (i) for each Company Share in respect of which an effective election (an “Election”) shall have been made, one of the following:  (A) $43.00 in cash (the “Cash Consideration”), subject to adjustment as provided in

Sections 1.5(c) and 1.5(f) or (B) 1.36 (as may be increased pursuant to Section 1.5(f), the “Exchange Ratio”) Parent Shares (the “Stock Consideration”), subject to adjustment as provided in Sections 1.5(d) and 1.5(f), and (ii) for each Company Share in respect of which no effective Election shall have been made for any reason (a “No Election Share”), a combination of cash and Parent Shares equal to one-half of the Cash Consideration and one-half of the Stock Consideration, as each is adjusted as provided in Sections 1.5(c), 1.5(d) and 1.5(f).  The consideration payable pursuant to this Section 1.5(b), together with cash payments in lieu of fractional shares pursuant to Section 1.5(h) is referred to herein collectively as the “Merger Consideration”.

(c)           Cash Election.  Each record holder of Company Shares, other than Excluded Shares, who makes an effective Election to receive cash (a “Cash Election”) shall be entitled to receive for each of such holder’s Company Shares as to which such Cash Election is made the Cash Consideration in cash (without interest), or, subject to Section 1.5(f), a combination of cash and Parent Shares, solely as provided in clause (i) or (ii) below.

(i)            If the Available Cash Amount equals or exceeds the Cash Election Amount, each Company Share as to which an effective Cash Election is made shall be converted into the right to receive the Cash Consideration (without interest).

(ii)           If the Cash Election Amount exceeds the Available Cash Amount, then each Company Share as to which an effective Cash Election is made shall be converted into the right to receive (A) an amount of cash (without interest) equal to the Cash Consideration multiplied by a fraction, the numerator of which shall be the Available Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of Parent Shares equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

(iii)          For purposes of this Section 1.5(c):

(A)          “Available Cash Amount” shall mean the product of (x) one-half of the Cash Consideration and (y) the total number of Company Shares outstanding immediately prior to the Effective Time.

(B)           “Cash Election Amount” shall mean the product of (x) the number of Company Shares as to which an effective Cash Election is made (including one-half of the number of No Election Shares) and (y) the Cash Consideration.

Cash Elections shall be made on a form, mutually acceptable to Parent and the Company, designed for the purpose of making Elections (an “Election Form”), accompanied by Certificates for the Company Shares to which such Election Form relates, as provided in Section 1.5(g).

(d)           Stock Election.  Subject to Section 1.5(f), each record holder of Company Shares, other than Excluded Shares, who makes an effective Election to receive Parent Shares (a “Stock Election”) shall be entitled to receive for each of such holder’s Company Shares as to which such Stock Election is made Parent Shares or a combination of cash and Parent Shares, solely as provided in clause (i) or (ii) below.

(i)            If the Available Stock Amount equals or exceeds the Stock Election Amount, each Company Share as to which an effective Stock Election is made shall be converted into the right to receive the Stock Consideration.

(ii)           If the Stock Election Amount exceeds the Available Stock Amount, then each Company Share as to which an effective Stock Election is made shall be converted into the right to receive (A) a number of Parent Shares equal to the Exchange Ratio multiplied by a fraction, the numerator of which shall be the Available Stock Amount and the denominator of which shall be the Stock Election Amount (such fraction being the “Stock Fraction”) and (B) an amount of cash (without interest) equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

(iii)          For purposes of this Section 1.5(d):

(A)          “Available Stock Amount” shall mean the product of (x) one-half of the Exchange Ratio (before any adjustment under Section 1.5(f)) and (y) the total number of Company Shares outstanding immediately prior to the Effective Time.

(B)           “Stock Election Amount” shall mean the product of (x) the number of Company Shares as to which an effective Stock Election is made (including one-half of the number of No Election Shares) and (y) the Exchange Ratio (before any adjustment under Section 1.5(f)).

Stock Elections shall be made on the Election Form, accompanied by Certificates for the Company Shares to which such Election Form relates, as provided in Section 1.5(g).

(e)           No Election.  If no effective Election shall have been made for any reason with respect to any Company Shares, other than Excluded Shares, the holders of such No Election Shares shall be treated for purposes of this Section 1.5 as having made an effective Cash Election with respect to one-half (.5) of each No Election Share (subject to adjustment as provided in Sections 1.5(c) and 1.5(f)) and as having made an effective Stock Election with respect to one-half (.5) of each No Election Share (subject to adjustment as provided in Sections 1.5(d) and 1.5(f)).

(f)            Further Adjustments.

(i)            In addition to the adjustments set forth above, Parent shall have the right, exercisable in its sole discretion in writing, to increase (the amount of such increase, a “Stock Adjustment”) the aggregate stock portion of the Merger Consideration that would otherwise be payable under this Section 1.5 (the “Aggregate Stock Consideration”) to an amount equal to 40% of the aggregate value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern

Time, on the Closing Date (the “Adjusted Aggregate Stock Consideration”).  If there is a Stock Adjustment, Parent shall increase the Exchange Ratio such that the value of the aggregate number of Parent Shares to be issued in connection with the Merger equals the Adjusted Aggregate Stock Consideration, and the number of Parent Shares to be delivered to each shareholder of the Company in connection with the Merger under this Section 1.5 shall be determined based upon the Exchange Ratio as so increased (without recalculation of the Available Stock Amount or the Stock Election Amount under Section 1.5(d) or any adjustment to the aggregate cash portion of the Merger Consideration, other than cash in lieu of fractional shares pursuant to Section 1.5(h)).

(ii)           If, between the date of this Agreement and the Effective Time, the Parent Shares or Company Shares outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the Exchange Ratio and/or the amount or form of any portion of the Merger Consideration that would otherwise be payable in Parent Shares or in respect of Company Shares and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

(g)           Election Procedure.  At the time of the mailing of the Proxy Statement/Prospectus to holders of record of Company Shares entitled to vote at the Company Shareholders Meeting, Parent will mail, or cause to be mailed, an Election Form and a letter of transmittal to each such holder.  To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent, not later than 5:00 pm, Eastern Time, on such date as the parties mutually determine, and in no event later than the fifth Business Day preceding the Closing Date, which date shall be publicly announced to the Company’s shareholders (the “Election Deadline”) and, in the case of shares that are not held in book entry form, accompanied by the Certificates representing all of the Company Shares as to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer (or accompanied by an appropriate guarantee of delivery by an eligible organization).  For shares that are held in book entry form, Parent shall establish reasonable procedures for the delivery of such shares.  Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms.  Any such determination of Parent or the Exchange Agent shall be conclusive and binding.  Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent.  If Parent or the Exchange Agent shall determine that any purported Election was not properly made, the Company Shares subject to such improperly made Election shall be treated as No Election Shares.  A record holder need not make the same election with respect to all of the Company Shares held of record by such holder or represented by a single Certificate.  Any Election Form may be revoked by the shareholder who submitted such Election Form to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to the Election Deadline or (ii) after such time if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and Company that this Agreement has been terminated.

(h)           No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement.  In lieu of fractional shares, each shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such shareholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date.

(i)            Acquisition Sub Membership Interests.  Each membership interest of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

1.6           Company Stock Options.

(a)           Each option (collectively, the “Options”) granted under the Company Stock Option Plans, whether vested or unvested, which is outstanding as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and upon the surrender and cancellation of the option agreement representing such Option, Parent shall pay to the holder thereof cash in an amount equal to the product of (i) the number of Company Shares provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per Company Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  The Company shall take all actions necessary to ensure that no Options or Restricted Stock are granted after the date of this Agreement.

(b)           Each restricted stock award (collectively, the “Restricted Stock”) granted under the Company Stock Option Plans, which is outstanding as of immediately prior to the Effective Time and which has not been forfeited or canceled prior thereto shall, at the Effective Time, be fully vested and free of restrictions and shall be converted into the right to receive a portion of the Merger Consideration as provided in Section 1.5(b).

(c)           Immediately after the Effective Time, the Company Stock Option Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted and no holder of an Option or any participant in any Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Entity (as hereinafter defined) or any subsidiary thereof.

1.7           Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.12.

1.8           Exchange of Certificates.

(a)           Parent shall authorize one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail, to former record holders of Company Shares who have not previously submitted letters of transmittal together with Certificates, instructions for surrendering their Certificates in exchange for the Merger Consideration.

(b)           Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient Parent Shares and cash to satisfy the Merger Consideration. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the Company Shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.5 and (ii) a check in the amount of any cash due pursuant to Section 1.5.  No interest shall be paid or shall accrue on any such amounts.

(c)           Until surrendered in accordance with the provisions of this Section 1.8, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.12.  Parent Shares into which Company Shares shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time.  If any certificates representing Parent Shares are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the Person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.  Beginning on the date which is twelve months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law.  Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

1.9           No Liability.  None of Parent, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar Law.

1.10         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution and delivery of an indemnity agreement, in such customary form as Parent may reasonably direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.12.

1.11         Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

1.12         Distributions With Respect to Unexchanged Shares.  No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date on which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.10 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any reasonably required indemnity agreement) in accordance with Section 1.10.  Upon the surrender of such Certificates in accordance with Section 1.8 or submission of an affidavit (and any reasonably required indemnity agreement) in accordance with Section 1.10, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date on which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.

1.13         Further Assurances.  At and after the Effective Time, the officers and managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest the Surviving Entity with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of both the Company and Acquisition Sub.

1.14         Tax Treatment of Merger.  Parent, Acquisition Sub and the Company intend that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code and shall file all tax returns and reports consistent therewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of the Agreement to which they refer, the Company represents and warrants to Parent and Acquisition Sub as follows:

2.1           Organization and Qualification.

(a)           Each of the Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and carry on its business as now conducted.  Each of the Company and each Company Subsidiary is qualified or authorized to transact business as a foreign corporation or other organization in all jurisdictions in which qualification or authorization is required by Law, except where the failure to be so qualified or authorized would not reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company has previously provided or made available to Parent true and complete copies of the charter and bylaws or other organizational documents of the Company and each Material Company Subsidiary as presently in effect, and none of the Company or any Material Company Subsidiary is in default in the performance, observation or fulfillment of such documents.

2.2           Authorization; Validity of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby.  The Company Board has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.  No other action on the part of the Company is required to consummate the transactions contemplated hereby, other than adoption of this Agreement by the holders of at least 80% of the outstanding Company Common Stock.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Acquisition Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

2.3           Consents and Approvals; No Violations.  Except for (a) filings with the SEC under the Exchange Act, (b) filing the Certificate of Merger with the Department of State of the Commonwealth of Pennsylvania, (c) the filings provided for under the HSR Act and (d) matters listed in Section 2.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) (assuming the shareholder approval set forth in Section 5.1(a) is obtained) conflict with or result in any breach of any provision of the Company’s Articles of Incorporation or By-Laws, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of, or result in a change in the rights or obligations of the parties to, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iv) violate any Law or Permit applicable to the Company, any of the Company Subsidiaries or by which any of their respective properties or assets is bound, (v) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary or (vi) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) such violations, breaches, defaults, Liens, reassessments, revaluations and changes which, and filings, notices, permits, authorizations, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

2.4           Board Approvals.

(a)           The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for adoption by the Company’s shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company adopt this Agreement.

(b)           The Company and the Company Board have taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “disgorgement,” “business combination” or similar statute will apply to the execution, delivery or performance of this Agreement.

(c)           The Company Board has amended the Amended and Restated Shareholder Rights Agreement dated as of April 6, 2001, as amended, between the Company and Mellon Investor Services, LLC (the “Company Rights Plan”) prior to the execution of this Agreement so as to provide that (i) (A) Parent will not become an “Acquiring Person” and (B) no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Company Rights Plan) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Plan will terminate upon the Effective Time.

2.5           Capitalization.

(a)           The Company is authorized to issue 60,000,000 shares of Company Common Stock.  As of the date of this Agreement, 12,938,425 shares of Company Common Stock were issued and outstanding.  All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.

(b)           The Company has reserved 4,315,000 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans.  As of the date of this Agreement, Options to purchase 1,218,791 shares of Company Common Stock and 12,332 unvested shares of Restricted Stock were outstanding.  Section 2.5(b) of the Company Disclosure Schedule includes a true and complete list of all Options and Restricted Stock awards outstanding as of the date of this Agreement, including the names of the Persons to whom such Options and Restricted Stock awards have been granted, the number of shares subject to each Option or Restricted Stock award, as applicable, the per share exercise price for each Option and the vesting schedule for the Company Stock Option Plan under which each Option and Restricted Stock award was granted, which vesting schedule applies to each such Option and Restricted Stock award.  True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 2.5(b) have been furnished or made available to Parent.

(c)           The Company is authorized to issue 400,000 shares of Company Preferred Stock, none of which is issued and outstanding.  Of the Company Preferred Stock, 400,000 shares have been designated as “Series A Junior Participating Preferred Shares” and reserved for issuance pursuant to the Company Rights Plan.

(d)           Except for (i) shares indicated as issued and outstanding on the date hereof in Section 2.5(a), (ii) shares issued after the date hereof upon the exercise of outstanding Options listed in Section 2.5(b) of the Company Disclosure Schedule, and (iii) shares issued after the date hereof in accordance with the terms of the Company Rights Plan, there are not as of the date hereof, and at the Effective Time there will not be, any Company Shares or shares of Company Preferred Stock issued and outstanding.

(e)           The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 2.5(a) and the Company Preferred Stock described in Section 2.5(c).  There are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described in Sections 2.5(b) and (c).  There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or any Company Subsidiary or obligating the Company to grant, extend or enter into any such agreement, other than Options listed in Section 2.5(b) of the Company Disclosure Schedule and under the Company Rights Plan.

(f)            Except as set forth in Section 2.5(f) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or which restrict the transfer of any such shares or other equity interests, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or other equity interests or which restrict the transfer of any such shares or other equity interests.

(g)           The Company has no outstanding bonds, debentures, notes or other indebtedness or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

(h)           Neither the Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

(i)            Except as set forth in Section 2.5(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

2.6           Company Subsidiaries.  Section 2.6 of the Company Disclosure Schedule correctly sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary.  All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in Section 2.6 of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of any Liens.

2.7           Other Interests.  Except for ownership of the shares or other equity interests of the Company Subsidiaries or as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).  Except as set forth in Section 2.7 of the Company Disclosure Schedule, to the Company’s knowledge, there is no material dispute among the equity holders of any entity of which the Company and/or any Company Subsidiary owns more than five percent (5%) of the voting interests or voting securities therein.

2.8           SEC Reports.  Parent has had access through publicly-available information to (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC (the “Company 10-K”), (ii) its quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, as filed with the SEC (the “Company 10-Qs”), (iii) all proxy statements relating to the Company’s meetings of shareholders held or to be held after December 31, 2002 and (iv) all other documents filed by the Company with the SEC under the Exchange Act or the Securities Act since January 1, 2000 (the “Company SEC Reports”). As of their respective dates, such documents complied, and all documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Company SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by the Company under the Exchange Act and the Securities Act since January 1, 2000.  Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act.  No Company Subsidiary is required to file any form, report or other document with the SEC.  The certifications of the chief executive officer and chief financial officer of the Company required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement.  The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

2.9           Financial Statements.  Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of operations, shareholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

2.10         Absence of Undisclosed Liabilities.  Except as set forth in the Company SEC Reports or in Section 2.10 of the Company Disclosure Schedule, as of December 31, 2002, the Company and the Company Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2002 (or the notes thereto) included in the Company 10-K (the “Company Balance Sheet”) that were not adequately reflected or reserved against on the Company Balance Sheet.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet or the Company’s unaudited balance sheet dated June 30, 2003, included in the applicable Company 10-Q, (ii) incurred since June 30, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.11         Absence of Adverse Changes.  Between June 30, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

2.12         Compliance with Laws.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (i) the Company and the Company Subsidiaries have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, “Permits”) material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

(b)           The Company and the Company Subsidiaries are in compliance in all respects with all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.13         Actions and Proceedings.   Except as set forth in the Company SEC Reports or in Section 2.13 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending and, to the knowledge of the Company, there is no pending investigation of, or any action, suit or claim or legal, administrative or arbitration proceeding threatened against, the Company or any Material Company Subsidiary that, individually or in the aggregate with other actions, suits, claims or proceedings, would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 2.13 of the Company Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of the Company, threatened, that is applicable to the Company or any Material Company Subsidiary or by which any of their respective properties or assets is bound and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

2.14         Contracts and Other Agreements.

(a)           The Company 10-K and the Company 10-Qs disclose all contracts that constitute “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 2.14(a) of the Company Disclosure Schedule.  All of such contracts, together with the Note Purchase Agreements dated as of February 25, 2000, August 4, 1999 and June 17, 1996 between the Company and the Purchasers named therein (collectively, the “Company Contracts”) are valid, subsisting, in full force and effect, binding upon the Company or the applicable Company Subsidiary, and, to the knowledge of the Company, binding upon the other parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors’ rights and general principles of equity.  The Company and the Company Subsidiaries are not in material default under any of the Company Contracts, nor, to the knowledge of the Company, is any other party to any Company Contract in material default thereunder.  True and complete copies of all of the Company Contracts have been provided or made available to Parent.

(b)           Other than those contracts disclosed in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement (other than distributorship agreements, agreements with sales representatives or license agreements provided to Parent prior to the date of this Agreement) that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any material line of business in any geographic area.

(c)           Except as set forth in Section 2.14(c) of the Company Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, no executive officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a shareholder) or a Company Subsidiary, any competitor, customer, supplier or agent of the Company or a Company Subsidiary or any Person that is currently a party to any material contract or agreement with the Company or a Company Subsidiary.

2.15         Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)           Each of the Company and the Company Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, and all Taxes due and owing by any of the Company and the Company Subsidiaries have been paid in full.  All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws.  Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  To the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

(b)           To the Company’s knowledge, each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, there is no dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based on personal contact with any agent of such authority, and neither the Company nor any of the Company Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Company Subsidiaries have not filed Tax Returns) any (A) notice (whether written or oral) indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Company Subsidiaries.  To the Company’s knowledge, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Company Subsidiaries.

(d)           Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Neither the Company nor any of the Company Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.  Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or may result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax Law).  Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor any of the Company Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)            The unpaid Taxes of the Company and its Company Subsidiaries (i) did not, as of the most recent fiscal month end prior to the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided for in the most recent balance sheet prior to the date of this Agreement and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.  Since the date of the most recent balance sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used for purposes of GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)           Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h)           Neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

2.16         Books and Records.  The minute books of the Company for the past ten years have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board (other than references in such minute books to the transactions contemplated hereby).

2.17         Tangible Properties.

(a)           Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties at which the Company or any Company Subsidiary conducts operations (the “Company Properties”), free and clear of any Liens, and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) the matters set forth in Section 2.17 of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, (iii) Liens and Property Restrictions imposed on the fee title of any property leased by the Company or any of the Company Subsidiaries, (iv) Liens and Property Restrictions disclosed on existing title policies or reports or surveys that have been provided to Parent prior to the date of this Agreement and (v) mechanics’, carriers’, suppliers’, workmen’s or repairmen’s liens and other Property Restrictions, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business or are set forth in the Company’s financial statements included in the Company SEC Reports filed prior to the date of this Agreement.  Except as set forth in Section 2.17 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) no written notice of any violation of any Law affecting any portion of any of the Company Properties has been received by the Company or any Company Subsidiary from any Governmental Entity; (B) there are no structural defects relating to any of the Company Properties; (C) there is no Company Property whose building systems are not in working order in any respect; and (D) there is no physical damage for which the Company is responsible to any Company Property for which there is no insurance in effect covering the full cost of the restoration.

(b)           Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on the Company Balance Sheet or acquired after December 31, 2002, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 2002 in the ordinary course of business, (B) Liens reflected in the Company Balance Sheet or the balance sheet dated June 30, 2003 included in the applicable Company 10-Q, and (C) Liens for current Taxes not yet due and payable.

2.18         Intellectual Property.

(a)           To the Company’s knowledge, the Company and the Company Subsidiaries own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the “Patents”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property, all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Patents, the “Proprietary Rights”).  To the Company’s knowledge, all patents, registered trademarks and copyrights referred to above are valid.  The Company has provided Parent with schedules of any taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within 180 days after the date of this Agreement, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three years after the date of this Agreement.

(b)           Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 2.18(b) of the Company Disclosure Schedule, there are no claims pending or, to the Company’s knowledge, threatened, that the businesses of the Company or the Material Company Subsidiaries infringe upon the proprietary rights of others, and to the Company’s knowledge, there is no reasonable basis for any such claim, nor, to the Company’s knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Material Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of the Company or any Material Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

(d)           To the knowledge of the Company, none of the Company or the Material Company Subsidiaries is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 2.18(c) of the Company Disclosure Schedule, and, to the Company’s knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform in any material respect thereunder.

2.19         Insurance.

(a)           Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, the Company has made available to Parent all current material insurance policies and binders (i) insuring the business or properties of the Company or the Material Company Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or any of the Material Company Subsidiaries, that is held by or on behalf of the Company or any Material Company Subsidiary.

(b)           All policies or binders of insurance held by or on behalf of the Company and the Material Company Subsidiaries are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Company or the relevant Material Company Subsidiary is a party and are valid and enforceable in accordance with their terms.  Neither the Company nor any Material Company Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or any Material Company Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no outstanding unpaid material claims under any such policy or binder.  Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

2.20         Commercial Relationships.

(a)           Schedule 2.20(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for two percent (2%) or more of the consolidated net revenues of the Company and the Company Subsidiaries in the year ended December 31, 2002 (each a “Customer”).  Except as set forth in Section 2.20(a) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Material Company Subsidiaries has received any written notice of any intent of a Customer to terminate, cancel or materially alter its business relationship with the Company or any of the Material Company Subsidiaries.

(b)           To the knowledge of the Company, except as set forth in Section 2.20(b) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Material Company Subsidiaries has received from any supplier listed in Section 2.20(b) of the Company Disclosure Schedule (each a “Supplier”) any written notice of any intent of a Supplier to terminate, cancel or materially alter its business relationship with the Company or any of the Material Company Subsidiaries.

2.21         Environmental Matters.

(a)           Definitions.

“Environmental Law” means any federal, state, local or foreign Law pertaining to the protection of human health or the environment or employee and worker safety and any orders, judgments, decrees, Permits or other legally binding mandates under such Laws.

“Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

“Contamination” (or “Contaminated”) means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

(b)           Environmental Conditions.  Except as specifically described in Section 2.21 of the Company Disclosure Schedule:

(i)            each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)           No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company’s knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Company or any Company Subsidiary or any location at or to which the Company or any Company Subsidiary has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to any of the Company and the Company Subsidiaries or any of their respective assets or operations and that, individually or in the aggregate, would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole;

(iii)          In the last three years, none of the Company or the Company Subsidiaries with operations in the United States has received from any Governmental Entity or any other Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Company or any Company Subsidiary received a request for information about any such site;

(iv)          To the knowledge of the Company, except as disclosed in environmental reports and documents that have been made available to Parent and are listed in Section 2.21(b)(iv) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no portion of any property currently owned, leased or occupied by the Company or any Company Subsidiary is Contaminated, and no Contamination occurred during the Company’s or any Company Subsidiary’s prior ownership, lease or occupancy of other property;

(v)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

(vi)          To the Company’s knowledge, none of the Company or any Company Subsidiary has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or any Company Subsidiary;

(vii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the past three years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Company or any Company Subsidiary;

(viii)        The Company has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

(ix)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Company or any Company Subsidiary: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

(x)            The Company has made available to Parent copies of material reasonably available reports, studies, investigations and audits in the possession of the Company pertaining to environmental matters relating to the Company or any Company Subsidiary, its present operations or any property currently owned, leased or occupied by the Company or any Company Subsidiary, including without limitation compliance with Environmental Laws, employee safety or Contamination.

2.22         Employee Benefit Plans.

(a)           Section 2.22(a) of the Company Disclosure Schedule lists all employment agreements providing for annual base salary to the employee in excess of $100,000, and all pension, retirement, profit sharing, deferred compensation and bonus plans or arrangements for current or former employees or directors, established, maintained or funded (in whole or in part) by the Company or any Company Subsidiary, or maintained by the Company or any Company Subsidiary for the benefit of its current or former employees or directors under which there are continuing obligations (collectively, the “Employee Plans”), and, except as set forth in Section 2.22(a) of the Company Disclosure Schedule, complete and accurate copies of all such Employee Plans have been provided or made available to Parent.

(b)           The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) established and maintained by the Company or any Company Subsidiary that are subject to ERISA (“ERISA Pension Plans”) are listed separately as ERISA Pension Plans in Section 2.22(b) of the Company Disclosure Schedule.  The ERISA Pension Plans and the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) established and maintained by the Company or any Company Subsidiary (“ERISA Welfare Benefit Plans” and, together with the ERISA Pension Plans, the “ERISA Plans”) comply in all material respects with the applicable requirements of ERISA.  With respect to the ERISA Pension Plans intended to be qualified under Section 401(a) of the Code, each of the Company and the Company Subsidiaries (as applicable) has received from the Internal Revenue Service a favorable determination for each of the ERISA Pension Plans and their related trusts that each of the ERISA Pension Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code.  There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Pension Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date.

(c)           Except as set forth in Section 2.22(c) of the Company Disclosure Schedule, no “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Pension Plans.  Except as set forth in Section 2.22(c) of the Company Disclosure Schedule or in the notes to the Company’s financial statements included in the Company 10-K and the Company 10-Qs, the present value of all accrued benefits under each of the ERISA Pension Plans does not exceed the value of such plan’s assets, less all liabilities other than those attributable to accrued benefits.  The Company and the controlled group of corporations of which it is a member have no actual or potential “withdrawal liability,” as defined in Section 4201 of ERISA or any other liability on withdrawal from participation with respect to a “multiemployer plan” as defined in Section 3(37)(A) of ERISA, and there are no impediments to the Company’s withdrawing from participation in such a multiemployer plan.  None of the Company or any Company Subsidiary participates in any “multiple-employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or in any ERISA Pension Plan maintained by multiple employers that are not members of the same controlled group of businesses, except for any multiemployer plan described above.

(d)           To the Company’s knowledge, each ERISA Welfare Benefit Plan providing for health benefits is eligible for tax exclusion under Sections 105 and 106 of the Code; to the Company’s knowledge, each ERISA Welfare Benefit Plan providing life insurance is eligible for tax exclusion under Section 79 of the Code; to the Company’s knowledge, each ERISA Welfare Benefit Plan that is a cafeteria plan is eligible for tax exclusion under Section 125 of the Code; to the Company’s knowledge, each trust funding an ERISA Welfare Benefit Fund is tax qualified under Section 501(c)(9) of the Code.  To the Company’s knowledge, none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt “ prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.  To the Company’s knowledge, there are not and have not been any excess deferrals or excess contributions under any ERISA Pension Plan.  There are not and have not been any taxable reversions of assets from any ERISA Plan.  Each ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements.

2.23         Labor Matters.

(a)           Section 2.23(a) of the Company Disclosure Schedule lists (i) the corporate officers, corporate employees and non-corporate executives of the Company and the Company Subsidiaries who, upon termination of their employment by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Company or any Company Subsidiary: (A) that provide (in the case of each such agreement) for severance payments in excess of $100,000 or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Company or any Company Subsidiary in excess of $100,000.

(b)           Except as set forth in Section 2.23(b) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a domestic labor union or domestic labor union organization.  There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Company’s knowledge, threatened against the Company or any of the Material Company Subsidiaries relating to their business that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no such proceeding or grievance has occurred within the past three years.  There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any Material Company Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three years.  To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Material Company Subsidiaries.  The Company and each Material Company Subsidiary has complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.24         FAA Matters.  The products sold by the Company and the Company Subsidiaries prior to the date of this Agreement are not subject to any Federal Aviation Administration airworthiness directive.

2.25         No Brokers.  Other than Credit Suisse First Boston LLC (“CSFB”), no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary, or any action taken by the Company or any Company Subsidiary.  The Company previously has provided Parent with a true and complete copy of CSFB’s engagement letter

2.26         Opinion of Financial Advisor.  The Company has received the opinion of CSFB to the effect that, and subject to such qualifications and assumptions as are contained therein, as of the date of this Agreement, the Merger Consideration is fair to the holders of the Company Common Stock, other than Parent, from a financial point of view and, as of the date hereof, such opinion has not been subsequently modified or withdrawn.

2.27         Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Parent Shares in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”), on the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

2.28         Definition of the Company’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of those individuals identified in Section 2.28 of the Company Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in the Company’s corporate offices.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

Except as set forth on the disclosure schedule delivered by Parent and Acquisition Sub on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

3.1           Organization and Qualification.  Parent is a corporation duly organized and validly existing under the laws of the State of Oregon.  Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Each of Parent and Acquisition Sub has all requisite corporate or limited liability company power and authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is qualified or authorized to transact business as a foreign corporation or limited liability company in all jurisdictions in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized would not reasonably be expected to have a Parent Material Adverse Effect.

3.2           Authorization; Validity of Agreement.  Each of Parent and Acquisition Sub has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby.  The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board and the managers of Acquisition Sub and by Parent as the sole member of Acquisition Sub, and no other corporate or limited liability company action on the part of Parent and Acquisition Sub is necessary for such purpose.  This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3           Consents and Approvals; No Violations.  Except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, and state securities or state “Blue Sky” laws and (b) matters listed in Section 3.3 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of Parent’s Articles of Incorporation or By-Laws or the Certificate of Organization or Operating Agreement of Acquisition Sub, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any

Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent, any of the Parent Subsidiaries or by which any of their respective properties or assets is bound, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

3.4           Capitalization.

(a)           The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock.  As of August 8, 2003, 52,901,845 shares of Parent Common Stock were issued and outstanding.  Of the Parent Preferred Stock, 300,000 shares have been designated as Series A No Par Value Serial Preferred Stock, and reserved for issuance under the Parent Rights Plan.  All issued and outstanding shares of Parent Common Stock are validly issued, fully paid, non-assessable and free of any preemptive rights and have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.  Parent owns all of the outstanding membership interests in Acquisition Sub.

(b)           The Parent Shares to be issued in the Merger have been, or prior to the Closing will be, duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of any preemptive rights.

3.5           SEC Reports.  The Company has had access through publicly-available information to (i) Parent’s Annual Report on Form 10-K for the year ended March 30, 2003, as filed with the SEC (the “Parent 10-K”), (ii) its quarterly report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC (the “Parent 10-Q”), (iii) all proxy statements relating to Parent’s meetings of shareholders held or to be held after April 1, 2003 and (iii) all other documents filed by Parent with the SEC under the Exchange Act or the Securities Act since April 1, 2000 (the “Parent SEC Reports”).  As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth in Section 3.5 of the Parent Disclosure Schedule, all Parent SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by Parent under the Exchange Act and the Securities Act since January 1, 2000.  Between the date of this Agreement and the Closing Date, Parent will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act.  No Parent Subsidiary is required to file any form, report or other document with the SEC.  The certifications of the chief executive officer and chief financial officer of Parent required by Rules 13a-14 and 15d-14 of the

Exchange Act with respect to the Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement.  Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

3.6           Financial Statements.  Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ investment and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

3.7           Absence of Undisclosed Liabilities.  Except as set forth in the Parent SEC Reports or in Section 3.7 of the Parent Disclosure Schedule, as of March 30, 2003, Parent and the Parent Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated March 30, 2003 (or the notes thereto) included in the Parent 10-K (the “Parent Balance Sheet”) that were not adequately reflected or reserved against on the Parent Balance Sheet.  Except as set forth in Section 3.7 of the Parent Disclosure Schedule, Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Parent Balance Sheet or Parent’s unaudited balance sheet dated June 30, 2003, included in the Parent 10-Q, (ii) incurred since June 30, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.8           Absence of Adverse Changes.  Between June 30, 2003 and the date of this Agreement, there has not been any change, event or circumstance that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

3.9           Actions and Proceedings.  Except as set forth in the Parent SEC Reports or in Section 3.9 of the Parent Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in Section 3.9 of the Parent Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of Parent, threatened that is applicable to Parent or any Parent Subsidiary or by which any of their respective properties or assets is bound and that, individually or in the aggregate, would reasonably be expected to be material to the business of Parent and the Parent Subsidiaries taken as a whole.

3.10         Proxy Statement and Registration Statement.  None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting (except as supplemented by Parent to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act.

3.11         Financing.  Parent has sufficient funds on hand or available to it under bank lines of credit, bank commitments for additional credit facilities or other sources of funds to satisfy all of Parent’s and Acquisition Sub’s obligations under this Agreement, including, without limitation, the obligation to pay (a) the cash portion of the Merger Consideration and (b) all outstanding indebtedness of the Company and the Company Subsidiaries which is required by its terms to be paid as a result of the Merger and which is set forth as items (i) through (v) of Section 2.3 of the Company Disclosure Schedule.  Parent has provided the Company with true, complete and correct copies of all bank commitment letters referred to in the first sentence of this Section 3.11, and, to the knowledge of Parent, assuming the conditions to the obligations of Parent and Acquisition Sub under Sections 5.1 and 5.2 are satisfied at or prior to the Effective Time, there is no reason to believe any condition to such financing commitments cannot or will not be waived or satisfied prior to the Closing Date.

3.12         Company Shares and Acquisition Sub Interests.

(a)           Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary beneficially owns any Company Shares.  With respect to the Company Shares held by Parent or any Parent Subsidiary as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither Parent nor any Parent Subsidiary acquired any such Company Shares in connection with or in contemplation of the Merger and (ii) Parent and any Parent Subsidiary acquired such Company Shares more than two years prior to the date of this Agreement.

(b)           Acquisition Sub currently is, and at all times since its formation has been, organized as a limited liability company under the laws of the State of Pennsylvania.  Parent currently is, and at all times since the formation of Acquisition Sub has been, the sole member of Acquisition Sub.  No election has been made or will be made prior to the Effective Time to treat Acquisition Sub as an association taxable as a corporation for federal income tax purposes, and

Acquisition Sub is, and at all times since its formation has been, disregarded as an entity separate from Parent for federal income tax purposes.

3.13         Definition of Parent’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge of the individuals identified in Section 3.13 of the Parent Disclosure Schedule and the knowledge which each such individual would have had if such individual had reviewed (i) the documents received by such individual pertaining to the matter to which reference is made and (ii) the documents located in Parent’s corporate offices.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1           Conduct of Business by the Company.

(a)           During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue to perform and comply with the terms of existing contracts as in effect on the date hereof (for the term provided in such contracts).  Without limiting the generality of the foregoing and except as set forth in Section 4.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

(i)            (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions declared, set aside or paid by any wholly-owned Company Subsidiary consistent with past practice), (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (C), for the acquisition of Company Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

(ii)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Company Shares upon the exercise of Options outstanding on the date of this

Agreement in accordance with their present terms or under the Company Rights Plan in accordance with its terms);

(iii)          acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire, directly or indirectly, any corporation, partnership, limited liability company, or other business organization or division or product line thereof;

(iv)          sell, lease, encumber, transfer or dispose of any assets, including Proprietary Rights, directly or indirectly, other than sales of inventory in the ordinary course of business, in amounts exceeding, in the aggregate, $2,500,000, except pursuant to obligations in effect on the date hereof and identified in Section 4.1(a)(iv) of the Company Disclosure Schedule;

(v)           authorize any single capital expenditure in excess of $250,000 or aggregate capital expenditures in excess of the amounts set forth in the written budget attached hereto as Section 4.1(a)(v) of the Company Disclosure Schedule;

(vi)          incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions or issue or sell debt securities or warrants or rights to acquire any debt securities, other than in the ordinary course of business consistent with past practice;

(vii)         pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice or (B) as expressly contemplated herein;

(viii)        change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change), or restate, or become obligated to restate, the financial statements included in the Company 10-K or Company 10-Qs (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such restatement);

(ix)           except as required by Law, (i) enter into, adopt, amend or terminate any Employee Plan (other than any workers compensation, medical or health benefit plan that the Company or any Company Subsidiary proposes to enter into, adopt, amend or terminate in the ordinary course of business consistent with past practice), (ii) enter into, adopt, amend or terminate any other agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Plan or arrangement as in effect as of the date hereof;

(x)            cause, permit or propose any amendments to the Articles of Incorporation or By-Laws of the Company or the Rights Agreement, except as expressly provided by the terms of this Agreement;

(xi)           adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

(xii)          make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiii)         settle or compromise any pending or threatened suit, action or claim where the amount paid in settlement or compromise (after application of any insurance proceeds) exceeds $500,000 or, except as set forth in Section 4.1(a)(xiii) of the Company Disclosure Schedule, that would result in a full release of claims or rights to coverage under any insurance policy;

(xiv)        effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(xv)         enter into or modify any material agreement with any other Person;

(xvi)        modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company or any Company Subsidiary is a party; or

(xvii)       obligate itself to do any of the foregoing actions.

(b)           During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Parent shall use its commercially reasonable efforts to, and shall cause each of the Parent Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of Law and past practice.  Without limiting the generality of the foregoing, neither Parent nor any of the Parent Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby or to the extent that the Company shall otherwise consent in writing):

(i)            repurchase, redeem or otherwise acquire any of its securities, except for the acquisition of Parent Shares from holders of stock options in full or partial payment of the exercise price payable by such holders upon exercise of such stock options outstanding on the date of this Agreement;

(ii)             change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Company prior to any such change), or restate, or become obligated to restate, the financial statements included in the Parent 10-K or Parent 10-Q (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to the Company prior to any such restatement;

(iii)          engage in any transaction (other than transactions contemplated by this Agreement) or take any other action that would (A) require the approval of the shareholders of Parent, (B) require Parent to include the information relating to such transaction in pro forma financial statements in the Registration Statement, or (C) require Parent to amend or restate any pro forma financial statements contained in the Registration Statement in any material manner; or

(iv)          obligate itself to do any of the foregoing actions.

4.2           Access to Information; Confidentiality.  From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times and without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee.  The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available.  No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated May 12, 2003, as amended (the “Confidentiality Agreement”).  The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

4.3           Financial and Other Statements.  Notwithstanding anything contained in Section 4.2, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

(a)           As soon as reasonably available, but in no event later than 15 days after the end of each month ending after the date of this Agreement, the Company will deliver to Parent, with respect to the Company and the Company Subsidiaries on a consolidated basis, a balance sheet as of the end of such month, an income statement for such month, a statement of cash flows for such month and a management performance review report for such month, which monthly reports shall be in reasonable detail.  The Company will also deliver to Parent, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

(b)           Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

(c)           As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and, in the case of any such report furnished to any regulatory authority other than the SEC, to the extent any such reports are material, and except as legally prohibited thereby.

4.4           Fees and Expenses.  Except as set forth in Section 6.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

4.5           Authorizations and Regulatory Filings.

(a)           Prior to the Closing, the parties shall use commercially reasonable best efforts to timely file and obtain all authorizations, consents and Permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement.  For purposes of this Section 4.5(a), the obligations of the Company, Parent and Acquisition Sub to use their “commercially reasonable best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

(b)           As soon as practicable following the date of this Agreement, the Company and Parent each shall properly prepare and file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties (collectively, the “HSR Filings”).  The Company and Parent each shall promptly (i) supply the other with any information which may be reasonably required in order to make such filings and (ii) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.  Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any HSR Filing, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and the FTC, the DOJ or other Governmental Entity or members of their respective staff or other appropriate officials, on the other hand, with respect to HSR Filings.  Each of Parent and the Company agrees to use its commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act or other applicable law and to obtain the approval of the FTC, DOJ or any other Governmental Entity for the Merger and the other transactions contemplated hereby, including without limitation, promptly entering into good faith negotiations with the FTC or any other Governmental Entity to enter into a consent decree or other arrangement as may be necessary to secure termination of such waiting periods or to obtain such approval.  Nothing in this Section 4.5 shall prevent, or be construed to prevent, Parent or Acquisition Sub from agreeing to extend the waiting period under the HSR Act in connection with good faith settlement negotiations with any Governmental Entity.  Notwithstanding anything to the contrary in this Agreement, Parent, Acquisition Sub and the Company shall use their commercially reasonable best efforts to have any non-final injunction or other action restraining, enjoining or otherwise prohibiting the consummation of the Merger stayed or reversed.

4.6           Preparation of Disclosure Documents.

(a)           As soon as practicable following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement/Prospectus and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included.  Each of the Company and Parent shall use commercially reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

(b)           (i) The Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the required shareholder votes with respect to this Agreement, (ii) the Company Board, subject to Section 4.10(b), shall give its unqualified recommendation that its shareholders adopt this Agreement and (iii) Company shall take all lawful action to solicit such adoption.  No withdrawal, modification, change or qualification in the recommendation of the Company Board (or any committee of the Company Board) shall change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present this Agreement for adoption at the Company Shareholders Meeting.

(c)           Except as required by applicable Law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or the Company without the approval of the other party (which shall not be unreasonably withheld or delayed).  Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

4.7           Further Assurances.  Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each party shall use its respective commercially reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act.

4.8           Public Announcements.  The Company shall consult with Parent, and Parent shall consult with the Company, and each will obtain the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its commercially reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.  Notwithstanding the foregoing, without the other party’s prior approval, each party and its authorized representatives may communicate with shareholders of such party, financial analysts and media representatives in such manner as such party believes reasonably necessary or desirable in connection with completing the Merger.  In addition, without prior consultation or approval, each party may disseminate material included in a press release or other document previously approved for external distribution by the other party.  Each party agrees to promptly make available to the other party copies of any written communications made without prior consultation.

4.9           Affiliate Letters.

(a)           Prior to the Closing Date, the Company shall identify to Parent all Persons who, at the time of the Company Shareholders Meeting, the Company believes may be “affiliates” of the Company within the meaning of Rule 145 under the Securities Act (each an “Affiliate”).  The Company shall use its commercially reasonable best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of Persons who may be deemed to be Affiliates of the Company.  The Company shall use its commercially reasonable best efforts to deliver to Parent prior to the Closing Date a letter from each of such Affiliates identified by the Company and Parent in substantially the form attached hereto as Exhibit B (the “Affiliate Letters”).

(b)           Parent shall file the reports required to be filed by it under Rule 144(c) under the Securities Act to enable any Affiliate to sell Parent Shares received by such Affiliate in the Merger without registration pursuant to Rule 145(d) under the Securities Act or any successor rule or regulation hereafter adopted by the SEC.

4.10         No Solicitation.

(a)           The Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal.  Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company Board determines, in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Company, in response to an unsolicited bona fide written Acquisition Proposal that would reasonably be expected to result in a Superior Proposal, prior to the date on which the shareholders of the Company adopt this Agreement and only if the Company is not in breach of its obligations under this Section 4.10, may (A) furnish non-public information with respect to the Company to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement; provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) may participate in discussions or negotiations regarding such Acquisition Proposal.

(b)           The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal and failing to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law and (B) in the case of clause (iii) above, complies with Section 6.1(c)(i) hereof.  In the event that before the Effective Time the Company Board determines in good faith, after receiving advice from outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Company may enter into an agreement with respect to a Superior Proposal, but only 48 hours after Parent’s receipt of written notice (x) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 6.1(c)(i) of this Agreement and (y) setting forth such other information required to be included therein as provided in Section 6.1(c)(i) of this Agreement.  If the Company enters into an agreement with respect to a Superior Proposal, it shall have paid to Parent the Fee in accordance with Section 6.2 of this Agreement.

(c)           Nothing contained in this Section 4.10 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

(d)           The Company shall notify Parent promptly (and, in any case, within 24 hours) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it, any Company Subsidiary or any of their directors, officers, employees, agents or other representatives concerning an Acquisition Proposal, indicating, in connection with such notice, the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials unless such written materials constitute confidential information of such other party under an effective confidentiality agreement.  The Company agrees that it will keep Parent informed, on a reasonably prompt basis (and, in any case, within 36 hours of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

4.11         Notification of Certain Matters.  Between the date hereof and the Closing Date, the Company shall give prompt notice to Parent, and Parent and Acquisition Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the Company, Parent and Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

4.12         Employee Matters.

(a)           On and after the Closing, Parent shall, and shall cause the Surviving Entity to, honor in accordance with their terms all severance obligations of the Company or any Company Subsidiary listed in Section 2.23(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section of the Company Disclosure Schedule, any amounts with respect to such severance obligations that are payable by their terms upon consummation of the Merger, at the Effective Time or on the Closing Date (collectively, the “Severance Amounts”) unless prior to the Closing any of the Severance Amounts are funded into the SPS Benefits Protection Trust (the “Trust”), in which case such funded Severance Amounts shall be payable to such applicable officers and employees directly from the Trust.  For the period through September 30, 2004, employees of the Surviving Entity and the Company Subsidiaries who remain employed after the Effective Time (the “Company Employees”) will continue to participate in the employee benefit plans (other than deferred compensation plans, supplemental retirement plans, management incentive plans (except as set forth in clause (b) below for the plans in effect on the Closing Date), long range incentive plans (except as set forth in clause (b) below for the plans in effect on the Closing Date), performance incentive plans, severance plans (excluding severance obligations that Parent has agreed to honor in accordance with the immediately preceding sentence), and stock option plans or other employer stock match or other employer stock related provisions) on substantially similar terms to those currently in effect.  Thereafter, Parent shall, and shall cause the Surviving Entity to, provide the Company Employees with the types and levels of employee benefits no less favorable in the aggregate than those maintained from time to time by Parent or the Surviving Entity for similarly-situated employees of Parent or the Surviving Entity.  Parent shall, and shall cause the Surviving Entity to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent of the Surviving Entity for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation.  Without limiting the foregoing, Parent shall not, and shall cause the Surviving Entity to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Entity for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Entity, if applicable.  Parent shall, and shall cause the Surviving Entity to, make appropriate arrangements with its insurance carrier(s) to ensure such results.  Notwithstanding the foregoing, Parent and the Company acknowledge that group health, prescription drug and dental benefit plans are subject to renewal effective January 1, 2004; that the Company will begin renewal negotiations and consideration of plan design changes prior to, but will not complete the renewal process by, the Effective Time; provided that the Effective Time has not occurred by January 1, 2004; and that market factors in recent years have created substantial volatility in group health, prescription drug and dental plan renewals.  Therefore, Parent shall have the right to make plan design changes in any or all of the foregoing plans to the extent reasonably necessary to keep premium increases for individual plans below ten percent (10%) for the 2004 plan year.

(b)           After the Closing, Parent shall cause the Surviving Entity to honor all obligations which existed prior to the Effective Time under the Company’s deferred compensation plans and supplemental retirement plans and, to the extent earned in accordance with the terms of the plan and accrued prior to the Effective Time, giving effect to pro-ration for partial years of service, all obligations which existed under the Company’s long range incentive plans and management incentive plans, including, without limitation, the SPS Technologies, Inc. Management Incentive Plan and SPS Technologies, Inc. Long Range Incentive Plan.  Except as is otherwise required by the existing terms of the written employment and severance agreements to which the Company is presently a party and listed in Section 2.23(a) of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Entity or Parent.

(c)           Notwithstanding any provision to the contrary in this Section 4.12, the Company shall take all actions necessary to ensure that the Company’s retirement arrangements in respect of current non-employee directors (involving payments of lifetime annual retainers to such directors and granting to such directors the right to elect to receive all or a portion of such annual retainers in discounted price options or otherwise) shall terminate as of the Effective Time and thereafter be of no further force or effect, and shall provide to Parent prior to the Effective Time evidence reasonably satisfactory to Parent of the agreement of such directors to such termination.

4.13         Indemnification.

(a)           Subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Parent and the Surviving Entity agree that all rights to indemnification or exculpation now existing in favor of each present and former employee, agent, fiduciary, director or officer of the Company and the Company Subsidiaries (the “Indemnified Parties”) as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive and remain in full force and effect.  From and after the Effective Time, Parent and the Surviving Entity also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors and listed in Section 4.13 of the Company Disclosure Schedule.

(b)           In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto.  It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Entity and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Entity and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain one counsel (plus one local counsel) reasonably satisfactory to them and Parent, and the Company and the Surviving Entity shall pay all fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, Parent, the Surviving Entity and the Indemnified Parties shall use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Entity or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Entity and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law (whereupon any advances received shall be repaid to Parent or the Surviving Entity).  Any Indemnified Party wishing to claim indemnification under this Section 4.13(b), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity and Parent; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Entity and Parent except to the extent such failure to notify materially prejudices such party.

(c)           Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $2,000,000; provided that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for such coverage.  In the event that $2,000,000 is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount.  Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)           In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 4.13.

(e)           The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.14         Consultation in respect of Certain Actions and Proceedings.  Until this Agreement is terminated in accordance with Section 6.1, the Company shall consult in good faith with Parent in connection with the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any Governmental Entity or threatened by any Governmental Entity, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

4.15         Reorganization Covenants.  Except as otherwise required by Law or by this Agreement, neither the Company, on the one hand, nor Parent or Acquisition Sub, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDITIONS TO THE MERGER

5.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a)           Shareholder Approval.  The Company shall have obtained the affirmative vote of the holders of Company Shares required to adopt this Agreement and the Merger in accordance with the provisions of the PBCL and the Articles of Incorporation and By-Laws of the Company.

(b)           Registration Statement.  The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or the Company, threatened by the SEC.

(c)           HSR Act.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(d)           Other Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger, including, without limitation, the approvals, authorizations and consents set forth on Schedule 5.1(d) attached hereto, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that the conditions of this Section 5.1(d) shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval, authorization or consent.

(e)           No Injunctions; Orders or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal, or otherwise prohibiting consummation of the Merger.

(f)            NYSE.  The Parent Shares issuable in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

5.2           Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger.  The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a)           Representations, Warranties and Covenants.  The representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Company Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have delivered to Parent a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b)           Corporate Certificates.   The Company shall have delivered a copy of the Articles of Incorporation of Company, as in effect immediately prior to the Closing Date, certified by the Pennsylvania Department of State and a certificate, as of the most recent practicable date, of the Pennsylvania Department of State as to the Company’s corporate good standing.

(c)           Secretary’s Certificate.  The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of the Company, as in effect from the date this Agreement was approved by the Company Board until the Closing Date, (iii) a copy of the resolutions of the Company Board authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the shareholders of the Company adopting this Agreement.

(d)           Affiliate Letters.  Parent shall have received the Affiliate Letters that the Company has obtained.

(e)           Tax Opinion.  Parent shall have received the opinion of Stoel Rives LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization.  Parent agrees that if the Aggregate Stock Consideration equals at least 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and the sole reason that Parent would not receive the opinion described in the preceding sentence is the continuity of shareholder interest requirement described in Treasury Regulations Section 1.368-1(e) (the “COSI Requirement”) has not been satisfied, then the COSI Requirement shall be deemed satisfied and such opinion shall so assume.  In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

(f)            Consents.  The Company shall have obtained the waivers and consents, which shall remain in full force and effect, set forth in Section 5.2(f) of the Company Disclosure Schedule.

(g)           No Company Material Adverse Change.  Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to the Company’s business or the Company Subsidiaries’ businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which the Company and the Company Subsidiaries operate and does not affect the Company and the Company Subsidiaries in a materially disproportionate manner, shall, for purposes of this Section 5.2(g), be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(i)            Affidavit.  The Company shall have delivered to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Company is not a “Foreign Person” as defined in Section 1445 of the Code.

(j)            Parent Stock Price.  The per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date shall not be less than $21.09.

5.3           Conditions to the Obligations of the Company to Effect the Merger.

(a)           Representations, Warranties and Covenants.  The representations and warranties made by Parent and Acquisition Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date, (i) those representations and warranties that are qualified as to a Parent Material Adverse Effect or words of similar effect shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, and (ii) those representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.  Parent and Acquisition Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have delivered to Company a certificate from its chief executive officer or chief financial officer, dated the Closing Date, to the foregoing effect.

(b)           Merger Documents.  Acquisition Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

(c)           Tax Opinion.  The Company shall have received the opinion of Goodwin, Procter LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, and (ii) Parent and the Company will each be a party to that reorganization.  The Company agrees that if the Aggregate Stock Consideration equals at least 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and the sole reason that the Company would not receive the opinion described in the preceding sentence is that the COSI Requirement has not been satisfied, then the COSI Requirement shall be deemed satisfied and such opinion shall so assume.  In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Acquisition Sub and others, in form and substance reasonably satisfactory to such counsel.

(d)           No Parent Material Adverse Change.  Since the date of this Agreement and through the Closing, no event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that any event that (i) results from the announcement or pendency of the Merger, including disruptions to Parent’s business or the Parent Subsidiaries’ businesses, and their respective employees, customers and suppliers or (ii) generally affects the industries in which Parent and the Parent Subsidiaries operate and does not affect Parent and the Parent Subsidiaries in a materially disproportionate manner, shall, for purposes of this Section 5.3(d), be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the shareholders of the Company adopt this Agreement:

(a)           by the mutual written consent of Parent, the Company and Acquisition Sub;

(b)           by either of the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, by written notice to the other:

(i)            if the Effective Time shall not have occurred on or before May 16, 2004; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has resulted in the failure of the Merger to occur on or before such date; provided, further, however, that it shall be a condition precedent to the termination of this Agreement by the Company pursuant to this Section 6.1(b)(i) that the Company shall have made any payments required by Sections 6.2(c) and 6.2(d);

(ii)           if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable (which injunction or other action the parties hereto shall use their commercially reasonable best efforts to lift); or

(iii)          if the shareholders of the Company shall not have adopted this Agreement within 75 days after the later of (A) the date the Company mails the Proxy Statement/Prospectus to the Company shareholders or (B) the date of the most recent supplemental proxy materials that Company is legally required to distribute to its shareholders; provided, however, that the right to terminate this Agreement under this

Section 6.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material covenant or other material agreement under this Agreement has been the cause of or resulted in the failure to receive such shareholder vote on or before such date;

(c)           by the Company:

(i)            in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 4.10(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 6.1(c)(i), (A) the Company shall have paid the Fee, as set forth in Section 6.2(b), and (B) the Company shall have provided Acquisition Sub with 48 hours prior written notice of the Company’s decision to so terminate.  Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

(ii)           if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or Acquisition Sub; or

(iii)          if (A) on the Closing Date, the Aggregate Stock Consideration would be less than 40% of the fair market value of the Merger Consideration determined based upon the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date and (B) Parent shall not have elected, in its sole discretion, in writing to make a Stock Adjustment pursuant to Section 1.5(f) (it being agreed that if Parent has not elected in writing to make a Stock Adjustment pursuant to Section 1.5(f) by the end of the Closing Date, this Agreement shall terminate immediately following the end of the Closing Date);

(d)           by Parent or Acquisition Sub:

(i)            if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company;

(ii)           by written notice to the Company if (A) the Company Board fails to include in the Proxy Statement/Prospectus its recommendation that the Company’s shareholders vote to adopt this Agreement or withdraws, modifies or qualifies its approval of, or its recommendation that the Company shareholders vote in favor of, such action or takes any action or makes any statement inconsistent with such approval or recommendation, (B) the Company Board adopts resolutions approving or otherwise authorizes or recommends any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal, or (C) the Company Board fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or

(iii)          by written notice to the Company if the per share last sale price of Parent Common Stock as reported by the New York Stock Exchange not later than 3:00 pm, Eastern Time, on the Closing Date is less than $21.09.

6.2           Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become null and void and have no effect, without liability on the part of Parent, Acquisition Sub or the Company and their respective directors, officers or shareholders, except that (a) the provisions of Sections 4.4, 4.8, this Section 6.2 and Article VIII shall survive, and (b) no such termination shall relieve any party from liability by reason of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)           If this Agreement is terminated by the Company pursuant to Section 6.1(c)(i), or by Parent or Acquisition Sub pursuant to Section 6.1(d)(ii), then the Company shall pay to Parent an amount in cash equal to $18,000,000 (the “Fee”).  Payment of the Fee shall be made by the Company (i) concurrently with a termination of this Agreement by the Company under Section 6.1(c)(i) or (ii) within two Business Days following a termination of this Agreement by Parent or Acquisition Sub under Section 6.1(d)(ii).  If Parent or Acquisition Sub terminate this Agreement pursuant to Section 6.1(d)(i) (as a result of a material breach of the Company’s obligations under Section 4.10 of this Agreement) and within 12 months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal, then the Company shall pay to Parent concurrently with the consummation of the acquisition contemplated by the Acquisition Proposal, the Fee.

(c)           If this Agreement is terminated by any party pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii) due to the failure to obtain termination of any waiting periods under the HSR Act and to obtain the approval of the FTC, DOJ or any other Governmental Entity for the Merger, the filings fees for all filings and submissions under the HSR Act and the merger notification and control laws and regulations of other applicable jurisdictions pursuant to Section 4.5(b) shall be borne equally by the Company and Parent.

(d)           Any payment required by this Section 6.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.  If the Company fails to timely make any payment required under this Section 6.3 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay the Company interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 6.2.

6.3           Amendment.  This Agreement may be amended at any time before or after adoption of this Agreement by the shareholders of the Company by a written instrument signed by each of the parties hereto; provided, however, that after any such shareholder approval, no amendment shall be made which by Law requires further approval by shareholders without obtaining such approval.

6.4           Extension; Waiver.  At any time prior to the Effective Time, any of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

ARTICLE VII

DEFINITIONS

7.1           Definitions.  For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Proposal” means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Company Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Business Day” means any day other than Saturday, Sunday or federal holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Certificate” means certificate representing Company Shares.

“Company Common Stock” means common stock, par value $0.50 per share, of the Company.

“Company Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

“Company Preferred Stock” means preferred stock, par value $1.00 per share, of the Company.

“Company Shares” means shares of Company Common Stock.

“Company Stock Option Plans” means the SPS Technologies, Inc. 1988 Long Term Incentive Stock Plan, the SPS Technologies, Inc. Restricted Stock Award Plan for Officers, Directors and Non-Officer Employees and the other option agreements listed in Section 2.5(b) of the Company Disclosure Schedule.

“Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any local, municipal, state, federal or foreign government or governmental or regulatory authority or any United States, state or foreign court of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any law, statute, rule, ordinance or regulation or any order, judgment, writ, injunction, decree or requirement of any Governmental Entity.

“Lien” means any charge, lien, pledge, mortgage, security interest, claim or other encumbrance on title.

“Material Company Subsidiaries” means those Company Subsidiaries listed in Section 7.1 of the Company Disclosure Schedule.

“Parent Common Stock” means common stock, without par value, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole.

 “Parent Preferred Stock” means preferred stock, without par value, of Parent.

“Parent Rights Plan” means the Rights Agreement, dated as of December 3, 1998, between Parent and The Bank of New York.

 “Parent Shares” means shares of Parent Common Stock.

“Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiaries.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency or political subdivision thereof ).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Superior Proposal” means a bona fide Acquisition Proposal to acquire a majority or more of the Company Shares then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries on terms which the Company Board determines in its good faith judgment (after consultation with CSFB or another financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the Company’s shareholders than the Merger (including adjustment to the terms and conditions proposed by Parent in response to the Acquisition Proposal) and reasonably capable of being consummated.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Income Tax Regulations promulgated by the United States Department of the Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

7.2           Cross-References of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Acquisition Sub	Preface
Adjusted Aggregate Stock Consideration	1.5(f)
Affiliate	4.9(a)
Affiliate Letters	4.9(a)
Aggregate Stock Consideration	1.5(f)
Agreement	Preface
Available Cash Amount	1.5(c)
Available Stock Amount	1.5(d)
Cash Consideration	1.5(b)
Cash Election	1.5(c)
Cash Election Amount	1.5(c)
Certificate of Merger	1.2
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preface
Company Board	Recitals
Company Balance Sheet	2.10
Company Contracts	2.14(a)
Company Disclosure Schedule	Article II
Company Employees	4.12(a)
Company Properties	2.17(a)
Company Rights Plan	2.4(c)
Company SEC Reports	2.8
Company Shareholders Meeting	4.6(b)
Company 10-K	2.8
Company 10-Qs	2.8
Confidentiality Agreement	4.2
Contamination or Contaminated	2.21(a)
COSI Requirement	5.2(e)
CSFB	2.26
Customer	2.20(a)
Delaware Courts	8.9
DOJ	4.5(b)
Effective Time	1.2
Election	1.5(b)
Election Deadline	1.5(g)
Election Form	1.5(c)
Employee Plan	2.22(a)
Environmental Law	2.21(a)

ERISA	2.22(b)
ERISA Pension Plan	2.22(b)
ERISA Plan	2.22(b)
ERISA Welfare Benefit Plan	2.22(b)
Exchange Agent	1.8(a)
Exchange Ratio	1.5(b)
Excluded Shares	1.5(a)
Fee	6.2(b)
FTC	4.5(b)
Hazardous Substance	2.21(a)
HSR Filings	4.5(b)
Indemnified Parties	4.13(a)
Merger	Recitals
Merger Consideration	1.5(b)
No Election Share	1.5(b)
Note Purchase Agreement	2.14(a)
Option	1.6(a)
Parent	Preface
Parent Balance Sheet	3.7
Parent Board	Recitals
Parent Disclosure Schedule	Article III
Parent SEC Reports	3.5
Parent 10-K	3.5
Parent 10-Q	3.5
Patents	2.18(a)
PBCL	Recitals
Permit	2.12(a)
PLLCL	Recitals
Property Restrictions	2.17(a)
Proprietary Rights	2.18(a)
Proxy Statement/Prospectus	2.27
Registration Statement	2.27
Restricted Stock	1.6(b)
Severance Amounts	4.12(a)
Stock Consideration	1.5(b)
Stock Election	1.5(d)
Stock Election Amount	1.5(d)
Stock Fraction	1.5(d)
Supplier	2.20(b)
Surviving Entity	1.1(a)
Trust	4.12(a)
Voting Agreements	Recitals

ARTICLE VIII

MISCELLANEOUS

8.1           No Survival.  None of the representations and warranties of the Company, Parent or Acquisition Sub contained herein shall survive the Effective Time, and only those covenants and agreements contained herein that by their terms are to be performed after the Effective Time shall survive the Effective Time.

8.2           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)           if to Parent or Acquisition Sub:

Precision Castparts Corp.

4650 S.W. Macadam Avenue, Suite 440

Portland, OR 97239-4262

Attn:  William D. Larsson

Telecopy No.:  (503) 417-4817

with a copy to:

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97204-1268

Attn:  Ruth A.  Beyer

          William L. Clydesdale

Telecopy No.:  (503) 220-2480

(b)           if to the Company:

SPS Technologies, Inc.

Two Pitcairn Place, Suite 200

165 Township Line Road

Jenkintown, PA 19046

Attn:  John S. Thompson

          James D. Dee

Telecopy No.:  (215) 517-2030

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attn:  John R. LeClaire, P.C.

Joseph L. Johnson III, P.C.

Telecopy No.:  (617) 523-1231

8.3           Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement (excluding the provisions of the agreement dated July 21, 2003 between Parent and the Company), which shall survive execution of this Agreement and any termination of this Agreement.

8.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except to the extent that the laws of the Commonwealth of Pennsylvania apply to the Merger and the rights of Company shareholders relative to the Merger.

8.5           Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

(b)           Other than Sections 4.9(b), 4.12 and 4.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Acquisition Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Sections 4.9(b), 4.12 and 4.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

8.6           Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.7           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

8.8           Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable mutually acceptable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.9           Submission to Jurisdiction.  Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

8.10         Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

8.11         Waiver of Jury Trial.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

8.12         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

 [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

PRECISION CASTPARTS CORP.

By:	/s/ WILLIAM D. LARSSON
	Name:	William D. Larsson
	Title:	Senior Vice President and Chief Financial Officer

STAR ACQUISITION, LLC

By:	/s/ WILLIAM D. LARSSON
	Name:	William D. Larsson
	Title:	Senior Vice President and CFO

SPS TECHNOLOGIES, INC.

By:	/s/ JOHN S. THOMPSON
	Name:	John S. Thompson
	Title:	Chief Executive Officer

EXHIBIT A-1

FORM OF VOTING AGREEMENT

                THIS VOTING AGREEMENT (this “Agreement”), dated as of August ___, 2003, is made by and between the undersigned , a shareholder (the “Shareholder”) of SPS Technologies, Inc., a Pennsylvania corporation (the “Company”) and Precision Castparts Corp., an Oregon corporation (“Parent”).  Capitalized terms used in this Agreement but not otherwise defined have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

                WHEREAS, contemporaneously with the execution and delivery of this Agreement, Star Acquisition LLC, a wholly owned Pennsylvania subsidiary of Parent (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”), upon the terms and conditions set forth therein; and

                WHEREAS the Shareholder desires that the Merger occur and that the Shareholder receive, at the Shareholder’s election in accordance with the Merger Agreement, the Shareholder’s portion of the Merger Consideration;

                NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                1.             Representations of Shareholder.

1.1           The Shareholder represents and warrants that, as of the date of this Agreement, the Shareholder is the beneficial holder of the number of shares of the capital stock of the Company set forth on the signature page to this Agreement (“Shares”) free and clear of all Liens (other than Liens under applicable Law) which would adversely affect the ability of the Shareholder to comply with the terms of this Agreement.

1.2           The Shareholder represents and warrants that the Shareholder does not own beneficially (as such term is defined in the Exchange Act) or of record (a) any shares of the capital stock of the Company, other than the Shares or (b) any rights to acquire any shares of the capital stock of the Company, other than options held by the Shareholder or its affiliates and the Shares issuable on exercise of such outstanding options.

1.3           The Shareholder represents and warrants that the Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement.  This Agreement has been duly executed and delivered by the Shareholder and assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

1.4           The Shareholder represents and warrants that the execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not:  (a) conflict with or violate any order applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties or Shares is bound or affected; (b) result in any material breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien applicable to any of the Shares pursuant to any written, oral or other agreement, contract or legally binding commitment to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties (including but not limited to the Shares) is bound or affected; or (c) require any written, oral or other agreement, contract or legally binding commitment of any third party except, in each case, a violation, conflict, breach, default or commitment which would not be reasonably likely to have a material adverse effect on such Shareholder’s ability to consummate the transactions contemplated by this Agreement.

1.5           The Shareholder represents and warrants that the representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through Termination Time (as defined in Section 11.4 hereof) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

                2.             Agreement to Vote Shares; Proxy; Waiver.

2.1           Voting.  The Shareholder agrees that, prior to the Termination Time, at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, the Shareholder shall vote the Shareholder’s Shares and any shares of the capital stock of the Company acquired after the date of this Agreement and prior to the applicable record date (“New Shares”), and shall cause any holder of record of the Shareholder’s Shares or New Shares to vote (a) to approve the Merger and to approve and adopt the Merger Agreement, (b) to approve any action required in furtherance of the Merger, and (c) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s, Parent’s or Acquisition Sub’s respective obligations to consummate the Merger.

2.2           Proxy.  [Intentionally deleted]

2.3           Waiver.

(a)           The Shareholder hereby agrees not to exercise any rights of appraisal and any dissenters’ rights that the Shareholder may have (whether under applicable law or otherwise) with respect to the Shares and any shares of Parent Common Stock receivable upon conversion of any Shares in connection with the Merger.

(b)           The Shareholder hereby waives any rights of first refusal, preemptive rights, rights of redemption or repurchase, rights to notice and similar rights of the Shareholder under any agreement, arrangement or understanding applicable to the Shares or New Shares (other than any Shareholder rights plan or other rights offered pro rata to all Shareholders of the Company), in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions and acts contemplated by the Merger Agreement.  Effective immediately prior to the Effective Time, the Shareholder hereby agrees and consents to the termination of any such rights and agreements.  The Shareholder agrees to take such actions, and execute and deliver such agreements and documents, as may reasonably be requested by Parent in order to effect, confirm or evidence the foregoing waivers and termination.

3.             No Voting Trusts.  The Shareholder agrees that, prior to the Termination Time, it will not, and it will use reasonable best efforts to not permit any Person under the Shareholder’s control to, deposit any of the Shareholder’s Shares in a voting trust or subject any of the Shareholder’s Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

                4.             No Proxy Solicitations.  The Shareholder agrees that the Shareholder will not, nor will the Shareholder permit any Person under the Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger, (b) subject to Section 9 hereof, directly or indirectly solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any Person relating to, an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

5.             Transfer and Encumbrance.  Except for gifts given without consideration where the recipient executes a voting agreement in form and substance similar to this Agreement, the Shareholder agrees that, prior to the Termination Time, the Shareholder will not, directly or indirectly (a) transfer, sell, offer, contract or agree to sell, pledge or otherwise dispose of or encumber any of the Shares or any New Shares or (b) announce any transfer, sale, offer, contract of sale or other disposition of, any of the Shares or any New Shares, to any Person other than (A) pursuant to the Merger, or (B) with prior written consent, which consent will not unreasonably withheld (provided that the exercise of Company options shall not be subject to the terms of this Section 4), unless the person or entity to whom Shares or New Shares have been sold, transferred or disposed agrees to be bound by this Agreement as if a party hereto.

                6.             Specific Performance.  Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages.  Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.  Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

                7.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

                8.             Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                9.             Shareholder Capacity.  The execution of this Agreement by Shareholder shall be solely in the Shareholder’s capacity as the beneficial owner of the Shares held by Shareholder, and Shareholder makes no agreement or understanding herein in the Shareholder’s capacity, if any, as a director, officer or employee of the Company or any of its subsidiaries.

                10.           Preparation of S-4 and Proxy Statement/Prospectus.  Following the consummation of the Merger, Parent, with the assistance of the Company shall, as soon as practicable, prepare and Parent shall file with the SEC a post-effective amendment to the Form S-4 (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock received by Shareholder in the Merger pursuant to the Merger in order to permit Shareholder to freely sell such shares of Parent Common Stock for at least a one-year period following the Merger.  Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act of 1933 (the “Securities Act”) as promptly as practicable after such filing.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.  Parent will advise Shareholder and the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information.  In the event that such Post-Effective Amendment may not be used for the foregoing purposes, Parent shall promptly following the Merger prepare, file and use commercially reasonable efforts to cause to be declared effective by the SEC a registration statement on Form S-3 (the “Form S-3”) to permit Shareholder, for a one-year period following the Merger to offer and sell shares of Parent Common Stock received in the Merger.  Subject to Section 11.8, all costs, expenses, filing fees associated with the preparation, filing and maintaining of the Post-Effective Amendment or the Form S-3 shall be borne by Parent, including the costs and expenses (including reasonable counsel fees) incurred by Shareholder in connection with its review of and participation in connection with the Post-Effective Amendment or the Form S-3.

                11.           Miscellaneous.

                11.1         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions.

                11.2         If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

                11.3         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be valid and binding as original manual signatures.

                11.4         This Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger or (ii) termination of the Merger Agreement (the “Termination Time”); provided, however, that Section 10 shall survive the consummation of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder.

                11.5         All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                11.6         From time to time and without additional consideration, the Shareholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments, and perform such further acts, as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Agreement.

                11.7         No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party, which writing must refer hereto.  No waiver by any party of such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                11.8      Parent agrees that if the Merger is consummated, it shall pay all fees, costs and expenses (including reasonable attorney fees) up to an aggregate of $25,000 that are incurred by Shareholder and the other shareholders of the Company that are entering into similar voting agreements with Parent in connection with the preparation of this Agreement and the transactions contemplated hereby (including pursuant to Section 10).

                11.9         The obligations of the Shareholder set forth in this Agreement shall not be effective or binding upon the Shareholder until after such time as the Merger Agreement is executed and delivered by Parent, Acquisition Sub and the Company.  The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PRECISION CASTPARTS CORP.

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Title:

Address:

Telecopy:

Number of Shares of Common Stock owned by the Shareholder as of the date of this Agreement:

By:
Name:
Title:

EXHIBIT A-2

REVOCABLE VOTING AGREEMENT

                THIS REVOCABLE VOTING AGREEMENT (this “Agreement”), dated as of August __, 2003, is made by and between:

 (a)          The Employee Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of SPS Technologies, Inc., a Pennsylvania corporation (the “Company”), in the Committee’s fiduciary capacity under Section 4.07 of the Defined Benefit Trust Agreement (the “Trust”) dated January 2, 2001 between the Company and SEI Private Trust Company (the “Trustee”); and

(b)           Precision Castparts Corp., an Oregon corporation (“Parent”).

This Agreement relates to certain shares of common stock of the Company held by the Trustee under the Trust for the exclusive benefit of participants and beneficiaries under employee benefit plans (the “Plans”) maintained by the Company and certain of its affiliates.

Capitalized terms used in this Agreement but not otherwise defined have the same meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

                WHEREAS Section 4.07 of the Trust provides (a) that the Company is the sole party empowered to exercise authority, power and discretion with respect to securities issued by the Company held in the Trust, including but not limited to proxy voting and disposition of such securities and (b) that the Trustee shall act upon the written directions of the Company with respect to any matter involving such securities, and the Board has designated the Committee as the party to carry out such authority, power and discretion with respect to such securities; and

                WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, a wholly owned Pennsylvania subsidiary of Parent (“Acquisition Sub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”), upon the terms and conditions set forth therein; and

                WHEREAS the Committee believes that the Merger is in the best interest of Plan participants and beneficiaries and therefore desires that the Merger occur and that the Trust receive, at the Committee’s direction in accordance with the Merger Agreement,  the Trust’s portion of the Merger Consideration for the benefit of Plan participants and beneficiaries;

                NOW, THEREFORE, for good and valuable consideration including the effect of this Agreement as an inducement for Parent, Acquisition Sub and the Company to enter into the Merger Agreement, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                1.             Representations of Committee.

1.1           The Committee represents and warrants that, as of the date of this Agreement, the Trust is the beneficial holder of the number of shares of the capital stock of the Company set forth on the signature page to this Agreement (“Shares”) free and clear of all Liens (other than liens under applicable law) that would adversely affect the ability of the Committee to comply with the terms of this Agreement.

1.2           The Committee represents and warrants that the Trust does not own beneficially (as such term is defined in the Exchange Act) or of record (a) any shares of the capital stock of the Company or (b) any rights to acquire any shares of the capital stock of the Company, other than the Shares.

1.3           The Committee represents and warrants that the Committee has full power and authority to make, enter into and carry out the terms of this Agreement.  This Agreement has been duly executed and delivered by the Committee and assuming the due authorization, execution and delivery by Parent, unless revoked by the Committee as provided in Section 3 below or otherwise modified or invalidated as provided in Section 7.2 below, constitutes a legal, valid and binding obligation of the Committee, enforceable against the Committee in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

1.4           The Committee represents and warrants that the execution and delivery of this Agreement by the Committee do not, and the performance of this Agreement by the Committee will not:  (a) conflict with or violate any order applicable to the Committee or by which the Committee or any of the Shares is bound or affected; (b) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien applicable to any of the Shares pursuant to any written, oral or other agreement, contract or legally binding commitment to which the Committee is a party or by which the Committee or any of the Shares is bound or affected; or (c) require any written, oral or other agreement, contract or legally binding commitment of any third party except, in each case, a violation, conflict, breach, default or commitment which would not be reasonably likely to have a material adverse effect on the Committee’s ability to consummate the transactions contemplated by this Agreement.

1.5           The Committee represents and warrants that the representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through Termination Time (as defined in Section 7.4 hereof) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

                2.             Agreement to Vote Shares; Waiver; Other Agreements.

                                2.1           Revocation, Modification or Invalidation.  The following Sections 2.2 through 2.6 are subject to revocation, modification or invalidation as provided in Sections 3 and 7.2 herein.

2.2           Voting.  The Committee agrees that prior to the Termination Time, the Committee shall direct the Trustee to vote at any meeting of the shareholders of the Company, however called, and in any action taken by written consent of shareholders of the Company without a meeting, all the Trust’s Shares and any shares of the capital stock of the Company acquired after the date of this Agreement and prior to the applicable record date (“ New Shares”) (a) to approve the Merger and to approve and adopt the Merger Agreement, (b) to approve any action required in furtherance of the Merger, and (c) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s, Parent’s or Acquisition Sub’s respective obligations to consummate the Merger.

2.3           Waiver.

(a)           The Committee hereby agrees not to exercise any rights of appraisal and any dissenters’ rights that the Trust may have (whether under applicable law or otherwise) with respect to the Shares and any shares of Parent Common Stock receivable upon conversion of any Shares in connection with the Merger.

(b)           The Committee hereby waives any rights of first refusal, preemptive rights, rights of redemption or repurchase, rights to notice and similar rights of the Trust under any agreement, arrangement or understanding applicable to the Shares or New Shares (other than any Shareholder rights plan or other rights offered pro rata to all Shareholders of the Company), in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions and acts contemplated by the Merger Agreement.  Effective immediately prior to the Effective Time, the Committee hereby agrees and consents to the termination of any such rights and agreements.  The Committee agrees to take such actions, and execute and deliver such agreements and documents, as may reasonably be requested by Parent in order to effect, confirm or evidence the foregoing waivers and termination.

2.4           No Voting Trusts.  The Committee agrees that, prior to the Termination Time, the Committee will not, and it will use reasonable best efforts to not permit any Person under the Committee’s control to, deposit any of the Trust’s Shares in a voting trust or subject any of the Trust’s Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Parent.

                                2.5           No Proxy Solicitations.  The Committee agrees that the Committee will not, nor will the Committee permit any Person under the Committee’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in

Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger, (b) directly or indirectly solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any Person relating to, an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

2.6           Transfer and Encumbrance.  The Committee agrees that, prior to the Termination Time, the Committee will not, directly or indirectly (a) transfer, sell, offer, contract or agree to sell, pledge or otherwise dispose of or encumber any of the Shares or any New Shares or (b) announce any transfer, sale, offer, contract of sale or other disposition of, any of the Shares or any New Shares, to any Person other than Parent.

                3.             Revocation.  As a fiduciary of an employee benefit plan governed by the Employee Retirement Income Security Act of 1974 (“ERISA”) the Committee declares, and Parent agrees, that, notwithstanding any provision of this Agreement to the contrary, the Committee may revoke this Agreement prior to the Termination Time if the Committee in its sole discretion after receiving advice from outside counsel on the issue determines in good faith (a) that carrying out this Agreement would be a breach of its fiduciary duty under ERISA, be contrary to the best interests of participants and beneficiaries under the Plans, or otherwise violate the provisions of ERISA or other applicable law or (b) that it would be more favorable to the interests of participants and beneficiaries under the Plans for the Committee to direct the Trustee to accept the terms of another offer.  In order to revoke this Agreement, the Committee shall provide written notice to the Parent of the intent to revoke, including the date and time set by the Committee for the revocation of this Agreement and an explanation of the reason(s) for the revocation and (if applicable) material terms and conditions of the other offer under (b) including, without limitation, the amount and form of the proposed consideration and whether such other offer is subject to any material conditions.  To the extent permitted by applicable law and consistent with the Committee’s fiduciary duty under ERISA, such notice shall be given at least 48 hours before the time set by the Committee for the revocation to be effective, but if less than 48 hours remains before (A) the Termination Time under 7.4(i) or (ii), or (B) the date of the Company’s stockholders’ meeting then the remaining time shall be substituted for the 48-hour minimum.  Upon receipt of such notice, Parent may accept the revocation or propose such alteration of the terms of the Merger Agreement as Parent may wish to propose.  The Committee may accept such proposal and rescind its notice of intent to revoke this Agreement, or it may, in its sole discretion after receiving advice from outside counsel on the issue determine in good faith not to do so for one or more of the reasons described in (a) and (b) above.  If the Committee does not rescind its proposed revocation by the expiration date and time specified in the Committee’s notice (or any later expiration date and time that the Committee and Parent may agree will apply), this Agreement shall be revoked and neither party shall be bound by this Agreement after the expiration date and time.

                4.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

                5.             Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                6.             Committee Capacity.  The authorization of this Agreement by the Committee, and the execution of this Agreement by the Committee, are solely in the Committee’s capacity as the Trust fiduciary authorized to direct the Trustee as beneficial owner of the Shares held by the Trust, and no member of the Committee makes any agreement or understanding herein in the member’s individual capacity or in the member’s capacity, if any, as a director or officer of the Company apart from his or her role as a member of the Committee.

                7.             Miscellaneous.

                7.1           This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with (a) ERISA and (b) to the extent not preempted by ERISA, by the laws of the State of Delaware without regard to its conflicts of law provisions.

                7.2           If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held invalid by a court of competent jurisdiction, or by a governmental agency, including without limitation the Department of Labor or the Pension Benefit Guaranty Corporation, the remainder of the provision held invalid and the application of such provision to Persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

                7.3           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be valid and binding as original manual signatures.

                7.4           This Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger, (ii) termination of the Merger Agreement, or (iii) the revocation of this Agreement by the Committee pursuant to Section 3 hereof (the “Termination Time”).

                7.5           All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                7.6           From time to time and without additional consideration, the Committee will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments, and perform such further acts, as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Agreement.

                7.7           No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party, which writing must refer hereto.  No waiver by any party of such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                7.8           The obligations of the Committee set forth in this Agreement shall not be effective or binding upon the Committee until after such time as the Merger Agreement is executed and delivered by Parent, Acquisition Sub and the Company.  The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Employee Benefits Committee of the Board of Directors of SPS Technologies, Inc., solely in its capacity as fiduciary of the SPS Technologies, Inc. Defined Benefit Trust

By:
Name:
Title:

Address:

Telecopy:

Number of Shares of Common Stock beneficially owned by the Trust as of the date of this Agreement:

Precision Castparts Corp.

By:
Name:
Title:

EXHIBIT B

FORM OF AFFILIATE LETTER

__________, 2003

Precision Castparts Corp.

4650 S.W. Macadam Avenue, Suite 440

Portland, OR 97239-4262

Telecopy No.:  (503) 417-4817

Ladies and Gentlemen:

The undersigned has been advised that the undersigned may be deemed to be an “affiliate” of SPS Technologies, Inc., a Pennsylvania corporation (the “Company”), as the term “affiliate” is used in and for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the terms of the Agreement and Plan of Merger dated as of August 16, 2003 among Precision Castparts Corp., an Oregon corporation (“Parent”), Star Acquisition, LLC, a Pennsylvania limited liability company (“Acquisition Sub”) and the Company (the “Merger Agreement”), the Company will be merged with and into Acquisition Sub (the “Merger”).

As a result of the Merger, the undersigned may receive shares of common stock, without par value, of Parent (the “Parent Shares”), in exchange for the shares owned by the undersigned of common stock, par value $0.50 per share, of the Company.

The undersigned represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Shares as a result of the Merger:

(a)           The undersigned has carefully read this letter and the Merger Agreement and has discussed or will discuss the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent the undersigned feels necessary, with the undersigned’s counsel or counsel for the Company.

(b)           The undersigned has been advised that the issuance of the Parent Shares to the undersigned pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4.  The undersigned has been further advised, however, that since at the time the Merger was submitted for a vote of the shareholders of the Company, the undersigned may be deemed to have been an affiliate of the Company and the distribution by the undersigned or on the undersigned’s behalf of the Parent Shares has not been registered under the Securities Act, dispositions of the Parent Shares by the undersigned or on the undersigned’s behalf may be restricted under the Securities Act and the rules and regulations thereunder.  Accordingly, the undersigned will not sell, transfer or otherwise dispose of the Parent Shares issued to the undersigned in the Merger unless the disposition (i) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (and otherwise in accordance with Rule 144 under the Securities Act if the undersigned is an affiliate of Parent and if so required at the time), (ii) is made pursuant to an effective registration statement under the Securities Act or (iii) is, in the opinion of Parent’s general counsel or other independent counsel reasonably acceptable to Parent or pursuant to a “no-action” or interpretive letter obtained by the undersigned from the staff of the SEC, exempt from registration under the Securities Act; provided, however, that, for so long as the undersigned holds any Parent Shares as to which the undersigned is subject to the limitations of Rule 145 and to the extent applicable, Rule 144, Parent will (1) use its commercially reasonable efforts to (A) file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Parent and (B) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Shares by the undersigned under Rule 145 and, to the extent applicable, Rule 144, and (2) otherwise use its commercially reasonable efforts to make available to the undersigned the exemption afforded by Rule 145 and to the extent applicable, Rule 144 with respect to the sale, transfer or other disposition of the Parent Shares.

(c)           The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agents with respect to the Parent Shares and that there will be placed on the certificates, if any, for the Parent Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

(d)           The undersigned also understands that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement under the Securities Act, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A

TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES.  THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

It is understood and agreed that the legends set forth in paragraphs (c) and (d) above will be removed by delivery of substitute certificates without such legends and/or any transfer instructions will be lifted (i) at the written request of the undersigned to Parent and with evidence reasonably acceptable to Parent, if one year shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) at the written request of the undersigned to Parent and with evidence reasonably acceptable to Parent, if two years shall have elapsed from the date of the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) if the undersigned shall have delivered to Parent (A) a copy of a “no action” letter or interpretive letter obtained by the undersigned from the staff of the SEC, or an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (B), with evidence reasonably acceptable to Parent, a written statement that the Parent Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Address:
Agreed to and Accepted this
_____ day of __________, 2003:

PRECISION CASTPARTS CORP.

By:
Name:
Title: